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                                                                     EXHIBIT 2.1


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                        AMONG NATIONAL SENIOR CARE, INC.,
                           NCARE ACQUISITION CORP. AND
                            MARINER HEALTH CARE, INC.

         This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2004 (this "First Amendment"), by and among MARINER HEALTH CARE, INC., a Delaware corporation (the "Company"), NATIONAL SENIOR CARE, INC., a Delaware corporation ("Purchaser") and NCARE ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub").

         WHEREAS, the Company, Purchaser and Merger Sub have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 28, 2004;

         WHEREAS, the capitalized terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Merger Agreement;

         WHEREAS, Purchaser and Merger Sub have previously requested that the Company postpone the exercise of its right, under the Merger Agreement, to draw on the LC (as defined below); and

         WHEREAS, the Company is willing to agree, on the terms and conditions hereinafter set forth and in consideration of the amendments to the Merger Agreement agreed to by Purchaser and Merger Sub described herein, to postpone the time at which it may draw on the LC from October 22, 2004, to December 8, 2004;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, Purchaser and Merger Sub hereby agree as follows:

SECTION 1.                 AMENDMENTS

                  1.1 AMENDMENTS TO SECTION 3.1: ORGANIZATION AND QUALIFICATION. Section 3.1 of the Merger Agreement is hereby amended by deleting the final sentence of Section 3.1 in its entirety and substituting the following:

         ""Company Material Adverse Change" or "Company Material Adverse Effect," as the case may be, shall mean any change, effect, event or condition occurring on or prior to the date of this First Amendment (i) which, individually or in the aggregate, has had a material adverse effect on the business, results of operations or financial condition or assets of the Company and the Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay the Company's ability to consummate the transactions contemplated hereby;

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provided, however, that, in no event will any of the following, alone or in combination, constitute a Company Material Adverse Effect or a Company Material Adverse Change: (a) a change in the trading prices of any of the Company's securities, in and of itself; (b) general economic, political and financial market changes and the effects, changes, events, circumstances and conditions resulting therefrom, to the extent not having a materially disproportionate impact on the Company and the Subsidiaries taken as a whole than the effect on similarly situated companies; (c) reductions in regulatory reimbursement rates affecting the Company taking effect after the Effective Time and the effects, changes, events, circumstances and conditions resulting therefrom, to the extent not having a materially disproportionate impact on the Company and the Subsidiaries taken as a whole than the effect on similarly situated companies;
(d) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions provided for in this Agreement; (e) any effects, changes, events, circumstances or conditions resulting from compliance by the Purchaser or the Company with the terms of, or the taking of any action specifically required to be taken in, this Agreement;
(f) the effect of any matters specifically disclosed in the Company Disclosure Schedule or in the Company SEC Filings (as defined below) as filed or amended through the date hereof, excluding any disclosures set forth under captions entitled "Risk Factors," and "Forward-looking Statements" unless the same information is appropriately set forth on the Company Disclosure Statement, (g) any effects, changes, events, circumstances or conditions resulting from the matters that have been addressed in any notices delivered to Purchaser or Merger Sub subsequent to the date of the Merger Agreement and prior to the date of this First Amendment, including, without limitation, any interim financial reports ("Reported Events"), and (h) any effects, changes, events, circumstances or conditions resulting from any fact, circumstance, event, development or similar matters as to which Purchaser or Merger Sub or any of their affiliates had knowledge as of the date of this First Amendment regardless of whether or not such fact, circumstance, event, development or similar matter was the subject of any notice delivered by the Company pursuant to the Merger Agreement or otherwise ("Known Events", and together with the Reported Events, the "Events").

                  1.2      AMENDMENTS TO SECTION 5.1: CONDUCT OF THE COMPANY.
Section 5.1 of the Merger Agreement is hereby amended by deleting Section 5.1(b)(i) in its entirety and substituting the following:

                  "(i)     adopt or propose any change in the Company's articles
of incorporation or in the case of the Company's by laws, adopt or propose any change which would have a Company Material Adverse Effect (for purposes of this clause (i), even if such event resulting in a Company Material Adverse Effect occurs after October 21, 2004);"

                  1.3      AMENDMENTS TO SECTION 5.3: NOTICES OF CERTAIN EVENTS.
Section 5.3 of the Merger Agreement is hereby amended by deleting Section 5.3(d) in its entirety and substituting the following:


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                  "(d)     the occurrence, to the Company's Knowledge, of any
event that has had a Company Material Adverse Change (for this purpose, even if such event occurs on or after October 21, 2004);"

                  1.4      AMENDMENTS TO SECTION 9.2: EFFECT OF TERMINATION.
Section 9.2 of the Merger Agreement is hereby amended by deleting Section 9.2(c) in its entirety and substituting the following:

                  "(c)     (i)  Purchaser has caused to be delivered to the
Company an irrevocable letter of credit issued by HSBC Bank USA (the "LC Issuer") in the face amount of $40,000,000 (the "LC"). If, at any time on or prior to the close of business on December 6, 2004, Purchaser shall deliver to the Company, by wire transfer of immediately available funds from a Qualified Source (as defined below), cash in the amount of $40,000,000, the Company shall promptly, but in any event within two (2) business days, return the LC to Purchaser undrawn for returning to the LC Issuer for cancellation. Such cash provided by the Purchaser or the proceeds from the LC drawn pursuant to Section 9.2(c)(iii) are hereinafter referred to as the "LC Proceeds." A "Qualified Source" shall include (i) Mr. Rubin Schron, provided that at the request of the Company, Purchaser shall provide an appropriate legal opinion from Jenkens & Gilchrist Parker Chapin LLP, in form and substance reasonably satisfactory to the Company, that the payment is duly authorized and is not a fraudulent conveyance or subject to any preference risk under applicable state and federal bankruptcy law, or (ii) any other source which may be approved by the Company in its sole discretion.

                           (ii)     If the Closing shall have occurred on or
prior to December 7, 2004, the Company shall, at the Closing, deliver the LC to Purchaser undrawn for return to the LC Issuer for cancellation or the LC Proceeds, as the case may be.

                           (iii)    If the Closing shall fail to occur at or
prior to the close of business on December 7, 2004 for any reason other than a termination of this Agreement pursuant to Sections 9.1(a) or by Purchaser pursuant to Sections 9.1(c), (e), (f), (g) (in connection with the Company accepting an Acquisition Proposal for a Covered Acquisition Transaction), (h) or
(j), or by the Company pursuant to Section 9.1(c)(i), 9.1(h) or 9.1(i), the LC may be drawn upon by the Company on or after December 8, 2004 (unless cash has been substituted therefor) and the LC Proceeds shall be held by the Company in accordance with the remaining provisions of this Section 9.2(c). If this Agreement was terminated prior to the close of business on December 7, 2004 pursuant to Sections 9.1(a), (c), (e), (f), (g) (in connection with the Company accepting an Acquisition Proposal for a Covered Acquisition Transaction), (h),
(i), or (j), the Company shall, within two (2) business days of such termination, deliver the LC to Purchaser undrawn for return to the LC Issuer for cancellation or the LC Proceeds, as the case may be, which return shall be in addition to any payment to Purchaser of Purchaser's Break Up Fee and Expense Reimbursement required, if any, in connection with such termination pursuant to
Section 9.2(b).

                           (iv)     If the Closing shall occur at any time after
the Company has drawn upon or received the LC Proceeds, the Company shall, on or prior to the Effective Time, transmit


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to the Purchaser or its designee an amount of cash equal to the LC Proceeds, by wire transfer of immediately available funds.

                           (v)      The Company shall be entitled to retain the
LC Proceeds as the Company Break-Up Fee unless (A) the Closing shall not have occurred on or prior to December 7, 2004 as a result of the failure to satisfy the conditions set forth in (i) Section 8.2(a), (b) or (c) that may otherwise be required pursuant to this Agreement or (ii) Section 8.3(d) and Purchaser shall not be in breach of Section 6.3 or (B) this Agreement shall have been terminated pursuant to Section 9.1(a) or by Purchaser pursuant to Section 9.1(c), (e), (f),
(g) (in connection with the Company accepting an Acquisition Proposal for a Covered Acquisition Transaction), (h) or (j) or by the Company pursuant to
Section 9.1(c)(i), 9.1(h) or 9.1(i), in any of which events under clauses (A) or
(B) the Company shall, within two (2) business days of such termination, pay an amount equal to the LC Proceeds to the Purchaser or its designee by wire transfer of immediately available funds, which payment shall be in addition to any payment to Purchaser of Purchaser's Break Up Fee and Expense Reimbursement, if any, required in connection with such termination pursuant to Section 9.2(b).

                           (vi)     In the event that Purchaser shall dispute
the Company's right to submit a draw to obtain the LC Proceeds, the Company shall nevertheless be permitted to draw on the LC and receive the LC Proceeds but such draw shall be without prejudice to Purchaser's right to assert subsequently that such draw was improper and to obtain from the Company the LC Proceeds."

                  1.5 ADDITION OF NEW SECTION 10.13. The Merger Agreement is hereby amended by adding the following provision as Section 10.13:

         "Section 10.13 Waiver in Connection with PL/GL Matters. The Purchaser and Merger Sub hereby agree that no past or future reports, conclusions, commentaries, opinions, or description of developments described in actuarial reports or any other source regarding the Company's PL/GL exposure relating to conditions, claims, events or circumstances existing on or before October 21, 2004, or any risk or liability associated therewith, regardless if such reports, risks or liabilities have an impact on the past or future reserves established by the Company and reflected in the Company's financial statements or any other impact on the Company (either alone or with other matters) (collectively, the "PL/GL Matters"), directly or indirectly (i) shall serve as a basis for Purchaser or Merger Sub asserting (and none of the PL/GL Matters shall otherwise constitute) a breach or default pursuant to the terms and conditions of the Merger Agreement, including without limitation, any breach or default of any of the Company's representations and warranties (whether made or to be made), covenants or other obligations described in the Merger Agreement; (ii) shall serve as a basis for Purchaser or Merger Sub asserting that any of the conditions to the obligations of Purchaser or Merger Sub to consummate the transactions contemplated by the Merger Agreement have not been satisfied (and none of the PL/GL Matters shall constitute or result in any failure of any such condition), and (iii) shall serve as a basis for Purchaser or Merger Sub terminating or seeking to terminate the Merger Agreement."


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                  1.6      ADDITION OF NEW SECTION 10.14. The Merger Agreement
is hereby amended by adding the following provision as Section 10.14:

         "Section 10.14 Waiver in Connection with Certain Other Matters. The Purchaser and Merger Sub hereby agree that no Event either alone or with other matters, directly or indirectly (i) shall serve as a basis for Purchaser or Merger Sub asserting (and no Event shall otherwise constitute), a breach or default pursuant to the terms and conditions of the Merger Agreement, including without limitation, any breach or default of any of the Company's representations and warranties (whether made or to be made), covenants or other obligations described in the Merger Agreement; (ii) shall serve as a basis for Purchaser or Merger Sub asserting that any of the conditions to the obligations of Purchaser or Merger Sub to consummate the transactions contemplated by the Merger Agreement have not been satisfied (and no Event shall constitute or result in any failure of any such condition), and (iii) shall serve as a basis for Purchaser or Merger Sub terminating or seeking to terminate the Merger Agreement.

SECTION 2.                 LIMITATION OF AMENDMENTS

                  2.1 Except as expressly amended by the foregoing, the Merger Agreement shall remain unchanged and in effect and the terms of the Merger Agreement not expressly amended by this First Amendment are hereby incorporated by reference into this First Amendment as if set forth fully herein.

SECTION 3.                 ACKNOWLEDGMENT AND CONSENT

                  3.1 Each of the Company, the Purchaser and the Merger Sub hereby acknowledges that it has reviewed the terms and provisions of the Merger Agreement and this First Amendment and consents to the amendments effected pursuant to this First Amendment.

SECTION 4.                 DUE AUTHORIZATION; LEGALLY VALID

                  4.1 Each of the parties to this First Amendment represents and warrants to the other parties hereto that the execution, delivery and performance of this First Amendment by such party has been duly authorized by all necessary action on the part of such parties.

                  4.2 Each of the parties to this First Amendment represents and warrants to the other parties hereto that the Merger Agreement as amended by this First Amendment has been duly executed and delivered by such party and is the legally valid and binding obligation of such party, enforceable against such party in accordance with its terms.


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         IN WITNESS WHEREOF, this First Amendment has been duly executed by the parties hereto as of the date first above written.


                                            NATIONAL SENIOR CARE, INC.


                                            By: /s/ Harry Grunstein
                                               ---------------------------------
                                            Name:  Harry Grunstein
                                            Title: President



                                            NCARE ACQUISITION CORP.


                                            By:  /s/ Harry Grunstein
                                               ---------------------------------
                                            Name:  Harry Grunstein
                                            Title: President



                                            MARINER HEALTH CARE, INC.


                                            By:  /s/ Stefano Miele
                                               ---------------------------------
                                            Name:  Stefano Miele
                                            Title: Senior Vice President